Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Closing of

Public Offering of Common Stock and Warrants

SEATTLE, July 28, 2009 — Cell Therapeutics, Inc. (Nasdaq and MTA: CTIC) (“CTI” or the “Company”) today announced the closing of its previously announced public offering of 33,731,923 shares of its common stock and warrants to purchase up to 8,432,981 shares of its common stock, including the underwriter’s exercise of its overallotment option. The Company received approximately $40.3 million in net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses.

Each warrant has an exercise price of $1.70 per warrant share, for total potential additional gross proceeds to the Company of approximately $14.3 million upon exercise of the warrants. The warrants are exercisable immediately upon their date of issuance and will expire nine months thereafter.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as sole book-running manager for the offering. In addition, Trout Capital LLC acted as financial advisor to the Company. The offering was conducted as a public offering pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Rodman & Renshaw, LLC at 1251 Avenue of the Americas, 20th Floor, New York, New York 10020, or by calling (212) 356-0549.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect the actual future results of the Company and the trading price of securities of the Company. The risks and uncertainties include the risk that the investors might not exercise their warrants, the Company might not be able to continue to raise additional capital as needed to fund its operations, the Company’s intentions regarding the use of proceeds, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors